Exhibit 10.1

ALPINE IMMUNE SCIENCES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into between Alpine Immune Sciences, Inc. (the “Company”), and Wolfgang Dummer (“Executive”) (collectively referred to as the “Parties” or individually as a “Party”).
R E C I T A L S
WHEREAS, the Company desires to employ Executive as its Chief Medical Officer (“CMO”), and to enter into an agreement embodying the terms of such employment; and
WHEREAS, Executive desires to accept such employment and enter into such an agreement.
A G R E E M E N T
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:
1.    Duties and Scope of Employment.
(a)    Positions and Duties. Executive’s employment with the Company will begin as of a date that is mutually agreed between the Parties in writing (email acceptable), and, as of such date, Executive will serve as CMO of the Company, subject to the terms and conditions of this Agreement. Executive will render such professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to Executive by the Company and, as such, from and after the date hereof, shall report directly to and shall be subject to the direction of the Company’s President and Head of Research & Development or such other executive that the Company may designate in writing. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”
(b)    Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of their ability and will devote their full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Company’s board of directors (the “Board”), CEO, or President.
2.    At-Will Employment. Subject to Section 6 below, the parties agree that Executive’s employment with the Company will be “at-will” employment and, as such, may be terminated at any time with or without cause or notice, for any reason or no reason. Executive further understands and agrees that, as before, neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3.    Compensation.
(a)    Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at a rate of $515,000 per year, as modified (subject to Section 6) from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding).
(b)    Annual Bonus. During the Employment Term, for each calendar year, Executive shall be eligible to earn an annual discretionary bonus of up to 45% of the Executive’s Base Salary based upon the achievement of certain Company and individual goals as determined by the Company in its sole discretion after consultation with Executive (the “Annual Bonus”). The Board will determine in its reasonable, good faith discretion whether the performance objectives for any Annual Bonus have been achieved. The Board does, however, retain the option of increasing the Annual Bonus in any given year by an additional discretionary amount in the event Executive significantly exceeds the above-referenced performance objectives for that year, as determined, in all cases, by the Board in its sole discretion. Any such Annual Bonus (including any additional discretionary increase, if awarded by the Board) will be determined and, to the extent earned, paid on an annual basis, at the time and manner in which such bonuses are normally paid to employees at Executive’s level, but in no event will such payment be made later than March 15 of the year following the year such Annual Bonus was earned. Except as otherwise provided in Section 6 and the Company’s Change of Control and Severance Policy (“Severance Policy”), receipt of any Annual Bonus is contingent upon Executive’s continued employment with the Company through the date the Annual Bonus is paid. In order to earn any bonus, Executive must be employed by the Company on the date the bonus is paid. No “pro-rated” or partial bonus will be provided in the event of Executive’s earlier separation from employment, except as provided by this Agreement. To the extent earned, Executive’s Annual Bonus corresponding to calendar year 2023 will be pro-rated based on the number of days Executive was employed with the Company in calendar year 2023 divided by 365.
(c)    Equity. In connection with and as an inducement for the commencement of Executive’s employment relationship with the Company, the Company will recommend that the Board grant Executive an option (the “Option”), following Executive’s employment start date, to purchase up to two hundred thousand (200,000) shares of the Company’s Common Stock (the “Common Stock”), subject to approval of the Board as an inducement grant made outside of the 2018 Equity Incentive Plan, with an exercise price per share equal to the fair market value of the Common Stock on the date of grant (as determined in good faith by the Board). If the Option is an inducement grant outside of the Plan, such Option shall be a non-qualified stock option for tax purposes. Unless otherwise determined by the Board, the Option will vest as follows: twenty five percent (25%) of the Option shall vest and become exercisable on the twelve (12) month anniversary of Executive’s employment start date (which start date is anticipated to be on or about August 21, 2023), and one thirty-sixth (1/36th) of the remaining number of shares shall vest each month thereafter, such that one hundred percent (100%) of the shares subject to the Option shall be vested and exercisable as of the four (4)-year anniversary of Executive’s employment start date. Vesting will, except as otherwise provided in Section 6 and the Severance Policy, depend on Executive’s continued service to the Company. Subject to the discretion of the Board, Executive may be eligible to receive future grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

4.    Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to similarly-situated senior executives of the Company, subject to the terms and conditions of the applicable policies. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5.    Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any formal guidance issued thereunder (“Section 409A”).
6.    Termination and Severance. As discussed above, the Company shall be entitled to terminate Executive’s employment at any time and for any reason, and Executive shall be entitled to resign at any time and for any reason. Executive may, however, be eligible to receive certain severance benefits in connection with Executive’s separation from employment under the Severance Policy. Any such severance benefits, if applicable, will be subject to the terms and conditions of the Severance Policy, as may be amended or modified from time to time. For the avoidance of doubt, Executive shall be designated as a Participant in the Severance Policy, upon the terms set forth in the Participant Agreement, collectively attached hereto as Exhibit B.
7.     Company Matters.
(a)    Background Checks. The Company reserves the right to conduct background investigations and/or reference checks regarding its employees and potential employees. Executive’s commencement of employment and continued employment with the Company are contingent upon clearance of such background investigations and/or reference checks, if any. To the extent Executive commences employment before completion of an initial background investigation and/or reference check, the Company’s termination of Executive’s employment as a result of material derogatory information contained therein shall constitute a termination for Cause under the terms of the Severance Policy.
(b)    Authorization to Work. For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the effective date of Executive’s employment, or Executive’s employment relationship with the Company may be terminated, which such termination shall constitute a termination for Cause under the terms of the Severance Policy.
(c)    Proprietary Information and Inventions. Executive acknowledges and agrees that, as a condition of employment, Executive is required to sign and abide by the terms of the At-Will

Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”), including the arbitration agreement and provisions governing the non-disclosure of confidential information and restrictive covenants contained therein. A copy of the Confidentiality Agreement is attached hereto as Exhibit A. Executive acknowledges that the Confidentiality Agreement may be updated to reflect intervening changes in law that occur before Executive’s commencement of employment, and, in such event, commencement of Executive’s employment is conditioned on Executive signing such updated Confidentiality Agreement.
(d)    Ventures. If, during Executive’s employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party). Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.
(e)    Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about the rights and obligations under this Agreement and the Confidentiality Agreement.
8.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
9.    Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.
10.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
11.    Integration. This Agreement, together with the Severance Policy (including the Participant Agreement), the inducement option grant, and the Confidentiality Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
12.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
13.    Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach
14.    Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of law provisions).
15.    Conflict Waiver. Each of the Parties to this Agreement understands that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) is serving as counsel to the Company in connection with the transactions contemplated hereby, and that discussion of such transactions with Executive could be construed to create a conflict of interest. By executing this Agreement, the Parties hereto acknowledge the potential conflict of interest and waive the right to claim any conflict of interest at a later date. Furthermore, by executing this Agreement, the Parties acknowledge that if a conflict of interest exists and any litigation arises between Executive and the Company, WSGR would represent the Company. Executive represents and warrants that Executive has had the opportunity to seek independent counsel in Executive’s review of this and all related agreements and that he is not relying on WSGR for any legal, tax or other advice relating to such agreements.
16.    Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
17.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.
18.    Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.
19.    Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.
20.    Section 409A. The Section 409A paragraph of the Severance Policy are incorporated herein by reference.
21.    Protected Activity Not Prohibited. Executive understands that nothing in this Agreement, or any other agreement or policy with or by the Company, shall in any way limit or prohibit Executive from filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law. In addition, nothing in this Agreement, or any other agreement or policy with or by the Company, prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Executive further understands that Executive is not permitted to disclose any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, Executive understand that nothing in this Agreement (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act.
22.    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any of their affiliates pursuant to any such law, government regulation or stock exchange listing requirement), including for any violations of the Confidentiality Agreement, if applicable.
[Remainder of page is intentionally blank; Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the dates indicated below.

“COMPANY”
ALPINE IMMUNE SCIENCES, INC.

By:    /s/Paul Rickey
Name:     Paul Rickey
Its:     CFO
Date:     9/20/2023

Address:     188 East Blaine St.
        Suite 200
        Seattle, WA 98102

“EXECUTIVE”
WOLFGANG DUMMER

/s/ Wolfgang Dummer
Wolfgang Dummer

Date:     9/20/2023

Address:

EXHIBIT A

(AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT)